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                                   EXHIBIT 99
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FOR IMMEDIATE RELEASE               Contact:    Stan Steinreich
December 6, 2000                    --------    V.P. of Corporate Relations
                                                (717) 396-2169

                                                Tom Waters
                                                Director of Investor Relations
                                                (717) 396-2216

ARMSTRONG FILES FOR VOLUNTARY CHAPTER 11 PROTECTION
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IN MOVE TO RESOLVE ASBESTOS LIABILITY
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     LANCASTER, PA -- Armstrong Holdings, Inc. (NYSE:ACK) today said its major operating subsidiary, Armstrong World Industries Inc., filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code in Wilmington, DE in order to resolve its asbestos liability. Armstrong Holdings, Triangle Pacific Corp., WAVE (Armstrong's ceiling grid systems joint venture with Worthington Industries), Armstrong Canada, Armstrong DLW AG and its other non-U.S. operating subsidiaries were not a part of the filing.

     The company said that all its businesses are operating as usual and that it is maintaining its high standards of customer service. Suppliers will be paid on normal terms for goods delivered and services provided after the Chapter 11 filing. Employee pay and normal benefit programs will not be interrupted. Normal retiree and health benefits will also not be interrupted. Armstrong's pension plan is fully funded and qualified pension benefits are protected by law.

     To enhance its liquidity, Armstrong said it had obtained a commitment for a $400 million debtor-in-possession facility with Chase Manhattan Bank, which will be submitted to the court for approval today.

     Like other companies involved in asbestos litigation, Armstrong has tried a number of different approaches to manage its asbestos liability, including negotiating broad-based solutions and supporting efforts to find a legislative resolution. Despite these efforts, the number of cases filed and the cost to settle cases have continued to increase. The company said that the cash demands of asbestos settlements now "threaten the long-term health of its valuable and fundamentally sound businesses." In addition, the company said that liquidity concerns about Armstrong raised after the Owens Corning Chapter 11 filing, had begun to have an adverse impact in the marketplace.
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     "Our historical approach to resolving asbestos claims has not worked. The actions that would now be required to wait for legislation --for which there is no reasonable hope for quick passage-- would reduce our ability to invest in our businesses," said Chairman and CEO Michael D. Lockhart. "Armstrong comprises profitable, industry leading businesses. We can no longer allow the asbestos uncertainty to eat away at these businesses, nor can we cutback on investment without damaging them. Given this, filing for protection under Chapter 11 was the best option we had.

     "Triangle Pacific, WAVE and our non-U.S. businesses are not included in the filing. Their customers, employees and suppliers will be unaffected by the filing," he added.

     Armstrong said that while operating in Chapter 11, it would have the resources it needs to continue to invest in its businesses and its customers growth programs. At the same time, Chapter 11 will give the company the opportunity to use the court-supervised reorganization process to achieve a binding, legal resolution to the asbestos situation and put this difficult issue behind it. This will enable Armstrong to emerge from Chapter 11 stronger and better positioned than it is today.

     Also filing for relief were two of Armstrong World Industries wholly-owned subsidiaries, Nitram Liquidators, Inc. and Desseaux Corporation of North America, Inc.

     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements provide our expectations or forecasts of future events. Actual results could differ materially as a result of known and unknown risks and uncertainties and other factors, including: our ability to secure sufficient additional financial flexibility and liquidity; our asbestos related and any other litigation; further downgrades in our credit rating; greater than expected working capital requirements; variations in raw material and energy costs, and our success in achieving manufacturing efficiencies and price increases; our success in introducing new products; product and price competition caused by factors such as worldwide excess industry capacity; interest, foreign exchange and effective tax rates; integration of our acquisitions; business combinations among competitors and suppliers; the strength of domestic and foreign end-use markets and improved efficiencies in the European flooring market; impacts to international operations caused by changes in intellectual property protection and trade regulations, and the political climate in emerging markets; and other risks, uncertainties and factors disclosed in the most recent report on Form 10-K and reports on Form 10-Q and Form 8-K of Armstrong Holdings and Armstrong World filed with the Securities and Exchange Commission. We undertake no obligation to update any forward-looking statement.

     Armstrong Holdings, Inc. is a global leader in the design, innovation and manufacture of floors and ceilings. Based in Lancaster, PA, Armstrong has approximately 18,000 employees worldwide. In 1999, Armstrong's net sales totaled more than $3.4 billion. Additional information about the company and its Chapter 11 filing can be found on the Internet at www.armstrong.com or by calling
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866-321-6677.